As filed with the Securities and Exchange Commission on April 5, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NRC Group Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	81-4838205
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

952 Echo Lane, Suite 460
Houston, Texas 77024

(Address of registrant’s principal executive offices) (Zip code)

NRC GROUP HOLDINGS CORP.
2018 EQUITY AND INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Joseph Peterson

Chief Financial Officer

NRC Group Holdings Corp.

952 Echo Lane, Suite 460
Houston, Texas 77024
(832) 767-4749

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
W. Stuart Ogg Jones Day 1755 Embarcadero Road Palo Alto, California 94303 (650) 739-3939	Alain Dermarkar Jones Day 2727 North Harwood Street Dallas, Texas 75201 (214) 220-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	3,000,000 shares	$8.85	$26,550,000	$3,217.86

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers such additional shares of the registrant’s common stock as may become issuable pursuant to the anti-dilution provisions of the NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan.
(2)	Estimated solely for the purpose of determining the amount of the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the common stock of the registrant as reported on the NYSE American LLC on April 2, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

NRC Group Holdings Corp. (the “Company”) will provide all participants in the NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan (the “Plan”) with the document(s) containing the Plan information and other information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of the registration statement on Form S-8 (the “registration statement”) or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all of the document included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed with the Commission, are incorporated into the registration statement by reference:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 25, 2019;
•	the Company’s Current Reports on Form 8-K filed with the Commission on December 17, 2018, February 13, 2019 and April 5, 2019; and
•	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed by the Company with the Commission on June 16, 2017, including any subsequent amendments or reports filed for the purpose of updating such description, including without limitation the section entitled “Description of Securities” in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on October 1, 2018.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of the registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in the registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of the registration statement.

Item 6.	Indemnification of Officers and Directors

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation. The DGCL provides that the indemnification described above shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under a corporation’s bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above. The Company has purchased directors’ and officers’ liability insurance.

The Company’s certificate of incorporation and bylaws provide for indemnification of our directors and officers to the maximum extent permitted by the DGCL. In addition, the registrant has entered into indemnification agreements with each of its current directors and executive officers. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted or required by Delaware law for claims arising in such person’s capacity as the Company’s director and/or officer, other than a proceeding initiated by the indemnitee against the Company or any director or officer of the Company, unless the Company has joined in or consented to the initiation of such claim, and so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of a criminal proceeding, in addition, had no reason to believe his or her conduct was unlawful. The indemnification agreement also provides for, among other things, (1) partial indemnification in the event that the director or officer is not entitled to full indemnification; (2) proportionate contribution by the Company in the event full indemnification is unavailable to the director or officer, in such proportion as reflects the relative benefits received by the Company as a result of the events giving cause to such indemnifiable claim or the relative fault of the Company; and (3) to the fullest extent permitted by law, that the Company will advance the expenses incurred by or on behalf of the director or officer in connection with any eligible proceeding, provided that the director or officer undertakes to repay the amounts advanced to the extent it is ultimately determined that the director or officer is not entitled to indemnification by the Company. The Company also intends to enter into indemnification agreements with its future directors and executive officers.

Item 8.	Exhibits

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of Hennessy Capital Acquisition Corp. III (renamed NRC Group Holdings Corp.), incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-38119) filed with the Commission on October 23, 2018.

4.2	Amended and Restated Bylaws of NRC Group Holdings Corp., incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-38119) filed with the Commission on October 23, 2018.

4.3	Certificate of Designations, Preferences, Rights and Limitations of 7.00% Series A Convertible Cumulative Preferred Stock of NRC Group Holdings Corp. (and form of certificate for 7.00% Series A Convertible Preferred Stock of NRC Group Holdings Corp. attached as Exhibit C thereto), incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 001-38119) filed with the Commission on October 23, 2018.

4.4	Certificate of Correction of NRC Group Holdings Corp. to the Certificate of Designations, Preferences, Rights and Limitations of 7.00% Series A Convertible Cumulative Preferred Stock, incorporated by reference to Exhibit 3.4 to the registrant’s Annual Report on Form 10-K (File No. 001-38119) filed with the SEC on March 25, 2019.

4.5	Investor Rights Agreement, dated as of October 17, 2018, by and among the registrant, JFL-NRC-SES Partners, LLC and J.F. Lehman & Company, LLC, incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 001-38119) filed with the Commission on October 23, 2018.

5.1*	Opinion of Jones Day

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Jaynes, Reitmeier, Boyd & Therrell, P.C.

23.3*	Consent of Jain & Jain, P.C.

23.4*	Consent of PricewaterhouseCoopers LLP

23.5*	Consent of Jones Day (included as part of Exhibit 5.1)

99.1	NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan, incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K (File No. 001-38119) filed with the Commission on October 23, 2018.

99.2	Form of Restricted Stock Units Agreement under the NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-38119) filed with the Commission on December 21, 2018.

99.3	Form of Nonqualified Stock Option Agreement under the under the NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-38119) filed with the Commission on December 21, 2018.

_________

*	Filed herewith

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 5, 2019.

NRC GROUP HOLDINGS CORP.

By:	/s/ Joseph Peterson
Name: Joseph Peterson
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on April 5, 2019.

SIGNATURE AND NAME	TITLE

/s/ Christian Swinbank	Chief Executive Officer, President and Director
Christian Swinbank	(Principal Executive Officer)

/s/ Joseph Peterson	Chief Financial Officer
Joseph Peterson	(Principal Financial and Accounting Officer)

/s/ James R. Baumgardner	Director
James R. Baumgardner

/s/ Michael J. Bayer	Director
Michael J. Bayer

/s/ Donald Glickman	Director
Donald Glickman

/s/ C. Alexander Harman	Director
C. Alexander Harman

/s/ Daniel J. Hennessy	Director
Daniel J. Hennessy

/s/ James O’Neil III	Director
James O’Neil III

/s/ John Rapaport	Director
John Rapaport

/s/ Glenn M. Shor	Director
Glenn M. Shor